Exhibit 14.1

RUMBLE INC.

CODE OF CONDUCT AND ETHICS

Effective September 16, 2022

The Board of Directors (the “Board”) of Rumble Inc. (together with its subsidiaries, the “Company”) has adopted this Code of Conduct and Ethics (this “Code”) in order to deter wrongdoing and to promote:

1.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

3.	compliance with applicable governmental laws, rules and regulations;

4.	the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

5.	accountability for adherence to this Code.

All directors, officers and employees are required to be familiar with this Code, to comply with its provisions and to report any suspected violations as described below.

HONEST AND ETHICAL CONDUCT

The Company’s policy is for its directors, officers and employees to exhibit and promote high standards of integrity by conducting the Company’s affairs honestly and ethically, including acting in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

CONFLICTS OF INTEREST

A conflict of interest occurs when an individual’s private interest interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in the paragraph below.

Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the General Counsel. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the General Counsel with a written description of the activity and seeking the General Counsel’s written approval. If the supervisor is himself or herself involved in the potential or actual conflict, the matter should instead be discussed directly with the General Counsel.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

LOANS

Pursuant to Section 13(k) of the Securities Exchange Act of 1934, as amended, the Company is prohibited, directly or indirectly, from extending or maintaining credit, arranging for the extension of credit, or renewing an extension of credit, in the form of a personal loan to or for any director or executive officer. Violators of this prohibition, which was enacted as part of the Sarbanes-Oxley Act of 2002, are subject to civil and criminal penalties.

CORPORATE OPPORTUNITIES

All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of Company property, information or position. Directors, officers and employees may not use Company property, information or position for personal gain. In addition, no director, officer or employee may compete with the Company. This section is subject to any exemptions in the Company’s current Certificate of Incorporation.

CONFIDENTIALITY

Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to the Company’s competitors, or harmful to the Company or its customers if disclosed.

FAIR DEALING

Each director, officer and employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

PROTECTION AND PROPER USE OF COMPANY ASSETS

All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.

All Company assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.

The obligation to protect Company assets extends to intangible assets, including the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

COMPLIANCE

Directors, officers and employees should comply, both in letter and spirit, with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

Although not all directors, officers and employees are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Legal Department.

Insider trading is unethical, illegal and a violation of the Company’s policies. For more details, refer to the Company’s Insider Trading Policy.

DISCLOSURE

The Company’s periodic reports and other documents filed with the SEC and other regulators (including all financial statements and other financial information), along with other public communications made by the Company, must comply with applicable federal securities laws, SEC rules and the rules of The NASDAQ Stock Market (“NASDAQ”).

Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

Each director, officer and employee who is involved in the Company’s disclosure process must:

1.	be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and

2.	take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

REPORTING AND INVESTIGATION OF VIOLATIONS

Allegations of actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee and the General Counsel.

Allegations of actions prohibited by this Code involving anyone other than a director or executive officer must be reported to the reporting person’s supervisor or the General Counsel.

After receiving a report of an alleged prohibited action, the Audit Committee, the General Counsel or the relevant supervisor must promptly take all appropriate actions necessary to investigate.

All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

PROHIBITION ON RETALIATION

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code. For more details, refer to the Company’s Whistleblower Policy.

ENFORCEMENT

The Company must ensure prompt and consistent action against violations of this Code.

If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board.

If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor determines that a violation of this Code has occurred, the supervisor will report such determination to the General Counsel.

Upon receipt of a determination that there has been a violation of this Code, the Board or the General Counsel will take such preventative or disciplinary action as it, he or she deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

WAIVERS

In rare circumstances, subject at all times to applicable law and regulation, it might be appropriate to waive a part of this Code. Waivers for the Company’s executive officers or directors may only be granted by the Board, and any such waiver will be publicly disclosed as required by applicable law and NASDAQ rules. Waivers for any other person shall require the approval of the General Counsel, and in such cases the interested person should contact the Legal Department in advance of the activity for which such person wants the waiver.

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